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Exhibit 10.37

AMENDMENT TO
EMPLOYMENT AGREEMENT
BETWEEN
NEW FRONTIER MEDIA, INC.
AND
KEN BOENISH

This Amendment to Employment Agreement (the "Amendment") is dated as of this 5th day of May, 2008 and amends the Employment Agreement dated as of April 1, 2003, as amended by all subsequently executed agreements and amendments thereto, including without limitation, that certain "Employment Agreement" dated as of November 6, 2006 (collectively, the "Employment Agreement"), by and between NEW FRONTIER MEDIA, INC. ("NFM") and KEN BOENISH ("Executive"). Unless otherwise defined herein, all capitalized terms used shall have the meaning ascribed to them in the Employment Agreement.

In consideration of the foregoing, and other good and valuable consideration, including Executive's continued employment with NFM, the receipt and sufficiency of which are hereby acknowledged, Executive and NFM hereby agree as follows:

I.     AMENDMENTS TO AGREEMENT

Section 1 "Employment Period" is hereby amended by deleting such section in its entirety and replacing the same with the following:

  "The end of the Employment Period shall be extended to midnight on March 31, 2011."

Section 5(B) "Change of Conditions of Employment" is hereby amended by inserting the following new subsection (iv) at the end of such Section:

          (iv)  any reduction in the Executive's then current base salary as a result of or following a Change in Control.

Section 5 "Change in Control" is hereby amended by inserting the following new subsection D at the end of such Section:

        (D)  EXCESS PARACHUTE PAYMENTS. In the event of Executive's voluntary termination as a result of a change in control, unless otherwise agreed by both parties acting reasonably, a nationally recognized accounting firm ("Accounting Firm") suitable to both parties shall be timely engaged to render an opinion on whether the Executive is expected to pay an excise tax on "excess parachute payments" (as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended), as a result of payments due under section 5(B) of this Agreement. Within 10 days following Company's receipt of a written opinion of the Accounting Firm, the Company shall, based solely upon the Accounting Firm's determination of which option shall result in a higher net total net consideration to the Executive, either: (i) reduce the amounts and or benefits payable to the Executive under Section 5(B) to an amount that is $1 less than the amount that would constitute an excess parachute payment and pay such reduced amount to Executive, or (ii) pay the full amount due under 5(B) to the Executive. Payments by the Company to the Executive pursuant to this paragraph shall be made without setoff, counterclaim or other withholding. The parties agree that the written opinion of the Accounting Firm shall be final in all respects. The fees and expenses of the Accounting Firm shall be paid by the Company.

II.    GENERAL PROVISIONS

All other terms and conditions of the Employment Agreement that have not been specifically amended herein shall remain in full force and effect. This Amendment, together with the Employment Agreement, contains all of the terms and conditions agreed upon by the parties hereto regarding the subject matter hereof. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment or the Employment Agreement not expressly set forth in this Amendment or the Employment Agreement are of no force or effect. Any waiver, alteration or modification of any of the terms of this Amendment shall be valid only if made in writing and signed by both parties hereto. This Amendment may be executed in up to two counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

NEW FRONTIER MEDIA, INC.		EXECUTIVE
By:	/s/ MICHAEL WEINER	By:	/s/ KEN BOENISH
Name:	Michael Weiner	Name:	Ken Boenish
Title:	Chief Executive Officer

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AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN NEW FRONTIER MEDIA, INC. AND KEN BOENISH